Exhibit 99.2

INITIAL GILEAD WARRANT B

- issued by -

GALAPAGOS NV

- dated -

OCTOBER 22, 2019

i

GALAPAGOS NV

Limited Liability Company

Generaal De Wittelaan L11 A3, 2800 Mechelen (Belgium)
Register of Legal Persons VAT BE 0466.460.429 (Antwerp, division Mechelen)

INITIAL GILEAD WARRANT B

RECITALS

On 14 July 2019, Galapagos NV (hereafter further referred to as the “Company”), entered into a Subscription Agreement (as defined below) with Gilead Therapeutics A1 Unlimited Company (hereafter further referred to as the “Investor”). The Investor is an indirect wholly-owned subsidiary of Gilead Sciences, Inc. (hereafter further referred to as the “Parent Investor”), a U.S. corporation listed on the NASDAQ Stock Market and a research-based biopharmaceutical company focused on the discovery, development, and commercialisation of innovative medicines. Simultaneously with the execution of the Subscription Agreement, the Company and the Parent Investor also entered into an Option, License and Collaboration Agreement (as defined below). Pursuant to the Option, License and Collaboration Agreement, the Company agreed to discover, research, and develop molecules and products, and Parent Investor agreed to have an option to participate in the development and commercialisation of molecules and products, in each case, on the terms and conditions set forth in such agreement. Pursuant to the Subscription Agreement, the Investor agreed to make an investment into the share capital of the Company. The investment was effected on 23 August 2019. As part of the overall agreement between the Company, the Investor and the Parent Investor, the Subscription Agreement also provided for the issuance to the Investor of a number of warrants. The present terms and conditions (hereinafter referred to as the “Conditions”) contain the issue and exercise conditions of the Initial Gilead Warrant B issued by the Company, as contemplated by the Subscription Agreement. The issue of the Warrants is exclusively reserved to the Investor, in consideration of the subscription for shares and entry into the collaboration contemplated by the agreements referred to above.

1.                                      CERTAIN DEFINITIONS AND INTERPRETATION

1.1.                            Certain definitions

In these Conditions, the following words and expressions that are not defined elsewhere in these Conditions shall have the following meanings, save where the context requires otherwise:

“Acting in Concert” means, when used in relation to a person or entity, acting in concert (in onderling overleg handelende personen / personnes agissant de concert) in the sense of Article 3, §1, 5° of the Belgian Act of 1 April 2007 regarding public takeover bids, or Article 1, §2, 5° of the Belgian Royal Decree of 27 April 2007 regarding public takeover bids.

“Affiliate” means, when used with respect to a person or entity, any person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such person or entity, for so long as such control exists, regardless of whether such person or entity is or becomes an Affiliate on or after the date of the Subscription Agreement. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

“Belgian Companies and Associations Code” means the Belgian Companies and Associations Code of 23 March 2019, as amended from time to time, and the rules and regulations promulgated thereunder.

“Belgian Companies Code” means the Belgian Companies Code of 7 May 1999, as amended from time to time, and the rules and regulations promulgated thereunder.

“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in California, United States, (c) a bank or other public holiday in Brussels, Belgium, (d) a bank or other public holiday in Ireland or (e) the period commencing on December 25th and ending on January 1st (inclusive).

“Company” means Galapagos NV/SA, a corporation (naamloze vennootschap / société anonyme) organized and existing under the laws of Belgium, with registered office at Generaal De Wittelaan L11 A3, 2800 Mechelen, Belgium, and registered with the Register of Legal Persons under enterprise number 0466.460.429 (Antwerp, division Mechelen).

“Conditions” means the present terms and conditions of the Warrants.

“Equity Security” means (a) any Share, and (b) any other security, financial instrument, certificate and other right (including options, futures, swaps and other derivatives) issued or, with respect to options, futures, swaps and other derivatives, contracted by the Company and representing, being exercisable, convertible or exchangeable into or for, or otherwise providing a right to acquire, directly or indirectly, any of the Equity Securities referred to in (a).

“Exercise Account” has the meaning as defined in Article 7.2.(b).

“Exercise Date” has the meaning as defined in Article 7.1.(b).

“Exercise Notice” has the meaning as defined in Article 7.1.(a).

“Exercise Price” means the exercise price of the Warrant, per Share that shall be subscribed for upon an exercise of the Warrant in relation to such Shares, as determined pursuant to Article 5.

“Expiry Date” has the meaning as defined in Article 3.1.(a).

“Gilead Warrant” means each of the Initial Gilead Warrants and Subsequent Gilead Warrant B.

“Initial Gilead Warrant” means each of the warrants (inschrijvingsrechten or warrants / droits de souscription) issued by the Company on the Issue Date to the Investor, and named, respectively, the “Initial Gilead Warrant A” and “Initial Gilead Warrant B”.

“Investor” means Gilead Therapeutics A1 Unlimited Company, an unlimited liability company formed under the laws of Ireland, registered with Ireland’s Companies Registration Office under number 615395.

“Issue Date” means the date on which the Warrant has been issued by the extraordinary general shareholders’ meeting of the Company, i.e. October 22, 2019.

“Notice” has the meaning given to it in Article 10.6.

“Option, License and Collaboration Agreement” means the option, license and collaboration agreement, dated 14 July 2019, by and between the Company and the Parent Investor.

“Parent Investor” means Gilead Sciences, Inc., a corporation incorporated under the laws of Delaware.

“Reference Date” means 23 August 2019, being the date on which the Subscription Shares were issued by the Company and were subscribed for by the Investor pursuant to the Subscription Agreement.

“Reference Exercise Price” means a price, per Share subscribed for upon an exercise of the Warrant in relation to such Shares, that shall be equal to the greater of (i) 120% multiplied by the arithmetic mean of the daily volume weighted average trading price of the Company’s Shares as traded on Euronext Brussels and Euronext Amsterdam (or such other regulated markets on which the Company’s Shares will be trading at that time) on each of the trading days during the period of 30 calendar days ending on the calendar day immediately preceding the date of the Exercise Notice with respect to such exercise, and (ii) EUR 140.59, being the issue price, on a per Share basis, that was paid by the Investor with respect to the Subscription Shares that were issued to the Investor on the Reference Date pursuant to the Subscription Agreement.

“Share” means any share (aandeel / action) outstanding from time to time representing the Company’s share capital.

“Share Reorganisation” has the meaning given to it in Article 8.2.(a).

“Subscription Agreement” means the subscription agreement, dated 14 July 2019, by and between the Company and the Investor, in relation to the subscription by the Investor for the Subscription Shares and the Initial Gilead Warrants and Subsequent Gilead Warrant B.

“Subscription Shares” means the 6,828,985 Shares that were issued by the Company and subscribed for by the Investor on the Reference Date pursuant to the Subscription Agreement.

“Subsequent Gilead Warrant B” means the warrant (inschrijvingsrecht or warrant / droit de souscription), named “Subsequent Gilead Warrant B” to be issued by the Company to the Investor pursuant to the Subscription Agreement.

“Succession Transaction” has the meaning given to it in Article 8.3.(a).

“Successor Company” has the meaning given to it in Article 8.3.(a).

“Term” means the term of the Warrant as referred to in Article 3.

“Warrant” means the Initial Gilead Warrant, named “Initial Gilead Warrant B”.

“Warrant Limit” has the meaning given to it in Article 4.1.(a).

1.2.                            Headings

Headings and the table of contents used in these Conditions are for convenience purposes only and shall not affect the construction or interpretation of these Conditions.

1.3.                            Meaning of references

Unless the context does not so permit, or save where specifically indicated otherwise:

(a)                                 references to Articles are to Articles in these Conditions, and references to sub-Articles or paragraphs are to sub-Articles or paragraphs of the Article in which such references appear;

(b)                                 the words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to these Conditions as a whole and not to any particular Article, paragraph or other subdivision;

(c)                                  references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)                                 any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(e)                                  references to any statute, regulation or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, provided that no such reference shall include any amendment, extension or replacement of the same with retrospective effect;

(f)                                   all periods of time set out herein shall be calculated from midnight to midnight local time in Brussels, Belgium. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, it shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (“van de zoveelste tot de dag vóór de zoveelste” / “de quantième à veille de quantième”).

1.4.                            Fractional value of Shares

For the purpose of these Conditions, the fractional value (fractiewaarde / pair comptable) of the Company’s Shares from time to time shall be determined as a fraction, (a) the numerator of which is the amount of the Company’s share capital at that time, and (b) the denominator of which is the aggregate number of actually issued and outstanding Shares of the Company at that time.

1.5.                            Language

The Conditions were drawn up in English, after which a Dutch translation was prepared. In the case of discrepancies between the English and the Dutch version, the English version shall prevail between the parties hereto to the fullest extent possible and permitted by Belgian law. Notwithstanding the foregoing, Belgian legal concepts which are expressed in English language terms, are to be interpreted in accordance with the Belgian legal terms to which they refer, and the use herein of Dutch and/or French words in these Conditions as translation for certain words or concepts shall be conclusive in the determination of the relevant legal concept under Belgian law of the words or concepts that are so translated herein.

2.                                      ISSUANCE, NATURE AND FORM OF THE WARRANT

2.1.                            Issuance and nature

(a)                                 The Warrant has been issued, without any additional consideration being due by the Investor or any of its Affiliates, pursuant to a resolution of the extraordinary general shareholders’ meeting of the Company held on the Issue Date, with dis-application of the statutory preferential subscription rights of the shareholders of the Company for the benefit of the Investor.

(b)                                 Subject to, and in accordance with, the terms and conditions set forth in these Conditions, the Warrant confers the right (but not the obligation) on the holder thereof to subscribe, upon any exercise of the Warrant, for a number of new Shares to be issued by the Company.

(c)                                  Except as otherwise provided under Belgian law, the holder of the Warrant is no shareholder of the Company solely by virtue of holding the Warrant, and therefore does not have the rights of a shareholder in relation to the Shares to be issued or delivered to the holder of the Warrant upon an exercise of the Warrant until the exercise of the Warrant and the issue or delivery of the relevant Shares.

2.2.                            Registered form

The Warrant is in registered form. In accordance with applicable law, the Warrant is recorded in a warrant register book, which is kept at the registered office of the Company. The Warrant cannot be converted into a bearer instrument or in dematerialized form.

2.3.                            Transferability of the Warrant

The Warrant shall be transferrable in the same manner and in accordance with the same rules as those that apply (mutatis mutandis) to the Subscription Shares pursuant to the Subscription Agreement. Transfers of the Warrant that do not comply with this Article 2.3 are not enforceable vis-à-vis the Company.

2.4.                            No listing of the Warrant

The Warrant shall not be listed at any time on a securities exchange, regulated market or similar securities market.

3.                                      TERM OF THE WARRANT

(a)                                 The Warrant has a term (the “Term”) starting as of the Issue Date and ending on 11:59 p.m. on the date which falls five (5) years after the Reference Date (the “Expiry Date”).

(b)                                 The Warrant automatically lapses and becomes invalid (vervallen) by operation of law on 11:59 p.m. of the Expiry Date.

(c)                                  Subject to and in accordance with the terms and conditions set forth in these Conditions, the Warrant can be exercised at one or several occasions at any time during the Term.

4.                                      SHARES

4.1.                            Number of Shares issuable upon an exercise of the Warrant

(a)                                 Subject to the terms and conditions set forth in these Conditions, the Warrant entitles the holder thereof to subscribe, during the entire Term of the Warrant, upon each exercise of the Warrant, for a maximum number of Shares (the “Warrant Limit”) that is, in the aggregate with respect to each exercise of the Warrant, sufficient to bring the number of Shares owned by the Investor, the Parent Investor and any of their Affiliates and any other party Acting in Concert with the Investor, the Parent Investor or any of their Affiliates to 29.9% of the actually issued and outstanding Shares immediately after the issue of the Shares that are to be issued upon the relevant exercise of the Warrant (rounded down to the nearest whole Share).

(b)                                 Notwithstanding the provisions of paragraph (a), if and as long as the person or entity exercising the Warrant is not the Investor, the Parent Investor or an Affiliate of the Investor or Parent Investor, the Warrant Limit shall be equal to one (1) Share. The provisions of paragraph (a) of this Article 4.1 will again apply when the person or entity exercising the Warrant is the Investor, the Parent Investor or any Affiliate of the Investor and the Parent Investor.

(c)                                  The Warrant can be exercised at one or several occasions during the entire Term, but not more than once per period of three (3) months; provided that such limitation on the frequency of exercising the Warrant shall not apply within a given three (3) month period in which there has been already an exercise of the Warrant to the extent that within such three (3) month period there has been a material development regarding the Company or the trading of Shares or if the Company or any other person or entity (other than the Investor, the Parent Investor, any of the Affiliates of the Investor or Parent Investor, or any party Acting in Concert with the Investor, the Parent Investor or any Affiliate of the Investor or the Parent Investor) provides notice that it intends to convene, requests to convene, or convenes, a meeting of shareholders. On each occasion the Warrant is exercised, the number of Shares that the holder of the Warrant will be entitled to subscribe for, will, in the aggregate with respect to such exercise of the Warrant, be limited to the then applicable Warrant Limit. The Warrant shall remain outstanding for the remaining duration of the Term even if exercised for a number of Shares that is equal to the then applicable Warrant Limit.

(d)                                 The Warrant can only be exercised for a whole number of Shares, and not with respect to fractions of Shares.

4.2.                            Nature and form of the Shares

(a)                                 Each new Share to be issued by the Company upon each exercise of the Warrant shall have the same rights and benefits as, and rank pari passu in all respects including as to entitlement to dividends and other distributions, with the existing and outstanding Shares at the moment of their issue and will be entitled to dividends and other distributions in respect of which the relevant record date or due date falls on or after the date of their issue.

(b)                                 Notwithstanding any other provision of these Conditions, upon each exercise of the Warrant, the Company shall have the right, to be determined by it in its discretion, to deliver a number of existing Shares in lieu of (all or a portion of) the new Shares that would otherwise need to be issued upon such exercise of the Warrant, provided that (i) such existing Shares confer the rights referred to in paragraph (a) and (ii) the delivery of such number of existing Shares (together with any new Shares issued upon such exercise of the Warrant) results in the Investor, the Parent Investor and any of their Affiliates and any other party Acting in Concert with the Investor, the Parent Investor or any of their Affiliates owning the same percentage of Shares of the actually issued and outstanding Shares of the Company immediately after the issue of the Shares that had to be issued upon such exercise of the Warrant, rounded down to the nearest whole Share, that they would otherwise own if only new Shares were to have been issued upon such exercise of the Warrant. The holder of the Warrant cannot be obliged to pay a price per Share for the delivery of existing Shares that is higher than the applicable Exercise Price.

(c)                                  The Shares to be delivered upon each exercise of the Warrant shall be delivered in registered form.

4.3.                            Listing of the Shares

If the admission of the Shares that are to be issued upon an exercise of the Warrant to trading on the regulated markets of Euronext Brussels and Euronext Amsterdam (and such other regulated markets on which the Company’s Shares will be trading at that time) legally requires a listing prospectus, the Company shall use reasonable efforts to obtain such admission within ninety (90) days following the issue of such Shares. In such event, the effective admission to listing will be subject to regulatory approval of the listing prospectus.

If the admission of the Shares that are to be issued upon an exercise of the Warrant to trading on the regulated markets of Euronext Brussels and Euronext Amsterdam (and such other regulated markets on which the Company’s Shares will be trading at that time) does not legally require a listing prospectus, the Company shall cause such admission as soon as practicable after the issue of such Shares, and in any event no later than five (5) Business Days after the issue of such Shares.

5.                                      EXERCISE PRICE

The Exercise Price of the Warrant shall, per Share that shall be subscribed for upon an exercise of the Warrant in relation to such Shares, be equal to the Reference Exercise Price.

6.                                      SPECIFIC CONDITIONS

(a)                                 Upon subscription for the Warrant and when exercising the Warrant, the holder of the Warrant will comply with (i) the Belgian Act of 2 May 2007 regarding the disclosure of important participations in issuers of which shares are admitted to trading on a regulated market and miscellaneous provisions as amended from time to time, and the rules and regulations promulgated thereunder, and (ii) insider trading and/or dealings or transactions in the securities of the Company, including notably Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, and the relevant regulations, directives and other rules promulgated thereunder, as well as similar rules and regulations elsewhere in other jurisdictions.

(b)                                 During the Term, the Investor shall, upon written request from the Company, provide the Company within five (5) Business Days, the aggregate number of Equity Securities owned by the Investor, the Parent Investor and their Affiliates to the extent calculable (it being understood that the Warrants can be described without calculating a number of shares issuable thereunder). During the Term, the Company shall provide the Investor with notice of any exercise or conversion of any options, warrants, convertible securities or other right to acquire, directly or indirectly, any of the new shares of the Company by any person or entity (other than the Investor, the Parent Investor and their Affiliates) within five (5) Business Days after such exercise or conversion.

7.                                      EXERCISE OF THE WARRANT

7.1.                            Exercise Notice

(a)                                 The Warrant can only be exercised by means of a written notice to the Company (the “Exercise Notice”). The Exercise Notice must be served on the Company in accordance with the provisions of Article 10.6.

(b)                                 The date on which the Exercise Notice with respect to a specific exercise of the Warrant shall have been served (or be deemed served) on the Company pursuant to Article 10.6 shall be the exercise date of the Warrant with respect to that exercise (the “Exercise Date”).

(c)                                  The Exercise Notice must state (i) the number of Shares with respect to which the Warrant is exercised at that occasion, and (ii) the applicable aggregate Exercise Price, as determined in accordance with the provisions of these Conditions. The Exercise Date should fall within the Term.

(d)                                 If the number of Shares with respect to which the Warrant is exercised as indicated in the Exercise Notice exceeds the then applicable Warrant Limit, the Warrant shall be deemed exercised with respect to the number of Shares just below the then applicable Warrant Limit only. The Company shall   as soon as practical, and in any event before the expiry of the term within which the relevant Shares are to be issued to the holder of the Warrant pursuant to Article 7.3 of these Conditions, notify the holder of the Warrant thereof in accordance with the provisions of Article 10.6, which notification shall include the reasoned calculation of the then applicable Warrant Limit.

(e)                                  Upon receipt of the Exercise Notice, the Company may request the holder of the Warrant in writing to provide to the Company with such further declarations and documents, which are necessary to comply with all applicable legal and regulatory provisions in connection with the exercise of the Warrant and the issue or delivery of the Shares resulting therefrom, including pursuant to Article 6.1.(b) of these Conditions.

7.2.                            Payment of the Exercise Price

(a)                                 Upon each exercise of the Warrant, the applicable aggregate Exercise Price must be paid by means of a payment in cash.

(b)                                 Following the receipt of the Exercise Notice, the Company shall, as promptly as practicable and in any event no later than one (1) Business Day after the Exercise Date, notify the holder of the Warrant of the account onto which the applicable aggregate Exercise Price must be paid (the “Exercise Account”).

(c)                                  The amount of the applicable aggregate Exercise Price must be paid by means of a wire transfer of such amount in immediately available funds in euro to the Exercise Account.

(d)                                 If the applicable aggregate Exercise Price is not paid in accordance with paragraph (c) within a term of ten (10) Business Days following the date on which the Company shall have notified the holder of the Warrant of the details of the Exercise Account in accordance with paragraph (b), the Warrant shall be deemed not to have been exercised, without prejudice to the right of the holder of the Warrant to exercise the Warrant at later occasions until the Expiry Date subject to and in accordance with the terms and conditions set forth in these Conditions.

7.3.                            Issue and delivery of the Shares

(a)                                 The Company shall only be obliged to issue Shares upon an exercise of the Warrant provided that (i) the relevant Exercise Notice has been made in accordance with Article 7.1, and (ii) the applicable aggregate Exercise Price has been paid in accordance with the provisions of Article 7.2. Subject to the foregoing, the Company shall issue or deliver the relevant Shares as soon as practicable, but in any event no later than the later of (x) six (6) calendar days after the Exercise Date, and (y) the day other than (a) a Saturday or a Sunday or (b) a bank or other public holiday in Belgium following the receipt of the applicable aggregate Exercise Price on the Exercise Account.

(b)                                 The Company shall take all steps and carry out all formalities that shall be required by virtue of these Conditions, the Company’s articles of association and applicable law in order to issue the new Shares upon an exercise of the Warrant (without prejudice, however, to the right of the Company to deliver existing Shares in accordance with the provisions of Article 4.2.(b)).

(c)                                  In accordance with applicable law, upon each exercise of the Warrant, the capital increase and issue of new Shares resulting therefrom (as relevant) shall be formally recorded before a notary public by one authorised representative of the Company.

7.4.                            Allocation of the Exercise Price

(a)                                 Each time upon an exercise of the Warrant and the issue of new Shares pursuant to these Conditions, the applicable aggregate Exercise Price shall be allocated to the share capital of the Company. If the applicable Exercise Price per Share issued is greater than the fractional value of the existing Shares immediately prior to the capital increase, then the applicable aggregate Exercise Price shall be allocated in such a manner that per Share issued (i) a part of the applicable aggregate Exercise Price equal to the fractional value of the existing Shares immediately prior to the capital increase shall be booked as share capital, and (ii) the balance of the applicable aggregate Exercise Price shall be booked as issue premium. Such issue premium shall be accounted for on the liabilities side of the Company’s balance sheet as net equity. The account on which the issue premium shall be booked shall, like the share capital, serve as the guarantee for third parties and, save for the possibility of a capitalisation of those reserves, can only be reduced on the basis of a valid resolution of the general shareholders’ meeting passed in the manner required for an amendment to the Company’s articles of association.

(b)                                 Following the issue of new Shares and the capital increase resulting therefrom, each of the Shares (existing and new) shall represent the same fraction of the Company’s share capital.

8.                                      ADJUSTMENTS

8.1.                            General

(a)                                 Notwithstanding Article 501, paragraph 1 of the Belgian Companies Code (or its successor provision Article 7:71, §1 under the Belgian Companies and Associations Code), and with the exception of the issue of any Shares with a different fractional value (fractiewaarde) than the then existing Shares or with a par value (nominale waarde), of any securities with voting rights other than Shares or of any Equity Securities in relation to any Shares with a different fractional value (fractiewaarde) than the then existing Shares or with a par value (nominale waarde) or any securities with voting rights other than Shares and any reclassification of existing Shares (which shall not be permitted pursuant to this Article 8.1.(a), the Company may proceed with all actions that it deems appropriate in relation to its capital, its articles of association, its financial condition, even if such actions lead to a reduction of the benefits allocated to the Warrant, including but not limited to, mergers or acquisitions, capital increases or reductions (including those subject to conditions precedent), the incorporation of reserves into the capital with or without the issue of new Shares, the issue of dividends or other distributions, the issue of other Equity Securities and the amendment of arrangements or provisions relating to the distribution of profits or liquidation proceeds, provided, however, that (i) the terms of the Warrant may not be amended without Investor’s written consent, and (ii) that Shares issued or issuable under the Warrant shall not be treated differently (had they already been issued at that time) than other Shares already issued. If the rights of the holder of the Warrant are affected by an action or transaction permitted by the immediately preceding sentence, the holder of the Warrant will not be entitled to a change of the Exercise Price, the Reference Exercise Price or the Warrant Limit, an amendment to the Conditions or any other form of compensation (financial or otherwise) unless (i) specifically provided for in Articles 8.2 and 8.3 of these Conditions and/or (ii) such action or transaction was undertaken with the primary purpose of adversely affecting the rights or value of the Warrant.

(b)                                 The provisions of this Article 8 are without prejudice to the provisions of the Subscription Agreement (such as the anti-dilution protection).

8.2.                            Adjustments for Share Reorganisations

(a)                                 If at any time as of the Issue Date up to the Expiry Date there is a change of the fractional value of the Shares as a result of a consolidation (or reverse stock split), a subdivision (or stock split) or otherwise, in each such case without increase or reduction of the Company’s share capital (each such transaction a “Share Reorganisation”), the Warrant Limit shall not be affected (since it is expressed as a percentage of the actually issued and outstanding Shares). In addition, the Exercise Price of the Warrant (i.e. on a per Share basis) shall be divided by a fraction, (A) the numerator of which is equal to the fractional value of the outstanding Shares of the Company immediately before to the Share Reorganisation, and (B) the denominator of which is equal to the fractional value of the outstanding Shares of the Company immediately after the Share Reorganisation.

(b)                                 Any adjustment made pursuant to paragraph (a) of this Article 8.2 shall become effective immediately after the effective date of the relevant Share Reorganisation that gives rise to such adjustment. The Company shall notify the holder of the Warrant of such adjustment by written notice as soon as practicable after the effective date of the Share Reorganisation concerned.

8.3.                            Adjustments for mergers and de-mergers

(a)                                 If at any time as of the Issue Date up to the Expiry Date there is a merger (fusie / fusion) of the Company with or into another legal person or entity whereby the Company is not the surviving entity or a de-merger (splitsing / scission) in whole or in part, whereby in each of these cases the Shares of the Company are exchanged into, or the shareholders of the Company receive, shares, other securities, cash or other property of one or more other legal persons or entities (each such legal person or entity a “Successor Company”) as a result of such merger or de-merger (each such transaction a “Succession Transaction”), then the Warrant shall be replaced by (or, if the Company survives, to the holder of the Warrant shall be issued) one or more warrants to be issued by each of the respective Successor Companies that give right to such respective shares, other securities, cash or other property that the holder of the Warrant concerned had been entitled to receive if the Warrant had been exercised in full up to the Warrant Limit immediately before to the occurrence of the Succession Transaction concerned but after giving effect to dilution upon the exercise or conversion of all rights to acquire Shares that are exercised or converted in connection with such transaction. The number of warrants to be so issued in replacement of the Warrant (or, if the Company survives, to be so issued), as well as the terms and conditions of such warrants (including the Exercise Price and the Warrant Limit) will need to be, as a whole, equivalent to the terms and conditions of the Warrant and have economically substantially the same effect for the holder of the Warrant concerned.

(b)                                 An adjustment made pursuant to paragraph (a) of this Article 8.3 shall become effective upon, and subject to, the completion of the Succession Transaction that gives rise to such adjustment. The Company (or the respective Successor Companies, as the case may be) shall notify the holder of the Warrant of such adjustment as soon as practicable after the completion of the Succession Transaction concerned.

(c)                                  In the case of any merger or de-merger of the Company as contemplated by paragraph (a) of this Article 8.3, the Company must procure that the successor or acquiring persons or entities shall expressly assume the due observance and performance of the covenants and obligations set out in the Conditions.

9.                                      REPRESENTATIONS AND WARRANTIES

9.1.                            Representations and Warranties of the Company

Upon each exercise of the Warrant, the Company shall be deemed to represent and warrant to the holder of the Warrant on the date of the issue or delivery of the Shares to be issued or delivered by the Company upon such exercise of the Warrant:

(a)                                 Incorporation. It is duly incorporated and validly existing and in good standing under the laws of Belgium, with full power and authority to conduct its business and is not in violation of any of the provisions of its organisational documents.

(b)                                 Validity of Shares and Absence of Breach. Each Share to be issued or delivered by the Company upon such exercise of the Warrant, and, with respect to new Shares only, as of when issued and paid for in accordance with these Conditions, are validly and duly issued and fully paid ordinary shares of the Company in accordance with the applicable provisions of the Company’s organisational documents and Belgian law, having the same fractional value (fractiewaarde) as the then existing Shares, and free and clear of all liens, pledges, encumbrances, mortgages, security interests, or easement or transfer restrictions of any nature whatsoever (other than those that find their origin solely with the holder of the Warrant and save for the transfer restrictions referred to in the Subscription Agreement, as the case may be). The issue or delivery of the Shares to be issued or delivered by the Company upon such exercise of the Warrant will not result in a breach of, default under any material agreement to which the Company is a party or the Company’s organisational documents or any law, regulation or stock exchange rule, or give rise to the activation of any material rights of third parties under any agreement, law, rule or regulation binding on the Company or any of its subsidiaries.

(c)                                  Consents. All necessary consents, authorisations, notification, actions or things required to be taken, fulfilled or done under Belgian law or any of the Antitrust Laws (as defined in the Option, License and Collaboration Agreement) (including, without limitation, the obtaining of any consent or license or the making of any filing or registration) for the issue or delivery of the Shares to be issued or delivered by the Company upon such exercise of the Warrant, the actions contemplated by these Conditions and the Warrant or the compliance by the Company with the terms of these Conditions and the Warrant will, save as otherwise set forth in these Conditions in Article 4.3, be in full force and effect.

(d)                                 Brokers and Finders. No person will have, as a result of the exercise of the Warrant, any right, interest or claim against or upon the holder of the Warrant for any commission, fee or other compensation relating to the Shares to be issued or delivered by the Company upon such exercise of the Warrant.

9.2.                            Representations and Warranties of the holder of the Warrant

Upon each exercise of the Warrant, the holder of the Warrant shall be deemed to represent and warrant to the Company on the date of the issue or delivery of the Shares to be issued or delivered by the Company upon such exercise of the Warrant:

(a)                                 Incorporation. It is duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business and is not in violation of any of the provisions of its organisational documents.

(b)                                 Consents. All necessary consents, authorisations, notification, actions or things required to be taken, fulfilled or done under the law applicable to its jurisdiction of organisation or incorporation, or any of the Antitrust Laws (as defined in the Option, License and Collaboration Agreement) (including, without limitation, the obtaining of any consent or license or the making of any filing or registration) for the exercise of the Warrant, the actions contemplated by these Conditions and the Warrant or the compliance by the Warrant holder with the terms of these Conditions and the Warrant will, save as otherwise set forth in those Conditions in Article 4.3, be in full force and effect.

(c)                                  Information. Without taking into account the Warrants or the shares issuable (but not yet issued) thereunder, except to give effect to the issue and delivery of the Shares to be issued or delivered by the Company to the Investor upon the particular exercise of the Warrant that occurs on the date that this representation and warranty is made, the Investor, the Parent Investor, and their respective Affiliates do not, directly or indirectly, own, or have the right to acquire, voting securities of the Company in excess of the Warrant Limit (assuming the exercise, conversion or exchange of any Equity Securities (other than the Warrants except as described in this Article 9.2(c)) held by any of them at that time that are exercisable, convertible or exchangeable into or for shares of the Company at that time) (the resulting number of securities rounded down).

10.                               MISCELLANEOUS

10.1.                     Binding nature of the Conditions

In the case of subscription for the Warrant, the subscriber shall be bound by, and deemed to have accepted, the present Conditions. In the event of a transfer of the Warrant (or any right thereto), the acquirer or transferee shall be bound by, and deemed to have accepted, the present Conditions.

10.2.                     Severability

Whenever possible, the provisions of the Conditions shall be interpreted in such a manner that they are valid and enforceable under the applicable legislation.

If any provision in these Conditions is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of these Conditions, and the legality, validity or enforceability of the remainder of these Conditions shall not be affected.

In that event, the illegal, invalid or non-enforceable provision or part thereof is automatically replaced with the legal, valid and enforceable provision that is the closest to the original provision or part thereof as regards content, bearing and intention.

10.3.                     Specific Enforcement

Notwithstanding anything in these Conditions to the contrary, nothing in these Conditions shall in any way limit the ability of the Company and the holder of the Warrant to seek or obtain from any court of competent jurisdiction any remedies available at law or in equity (including injunctive relief) to enforce any covenant or agreement of the holder of the Warrant respectively the Company hereunder.

10.4.                     Costs and expenses

The Company shall pay any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable in Belgium on or in connection with the issue or delivery of the Shares upon each exercise of the Warrant. The Company shall also pay all costs associated with the listing of the relevant Shares on the regulated markets of Euronext Brussels and Amsterdam (and such other regulated markets on which the Company’s Shares will be trading at that time).

10.5.                     Governing law and jurisdiction

The Conditions and the Warrant and any non-contractual obligations arising out of or in connection with each of them are governed by, and are to be construed in accordance with, Belgian law.

Any dispute, controversy, difference or claim which may arise between the Company and the holder of the Warrant out of or in relation to or in connection with the Conditions or the Warrant (including arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application, exercise, expiry or termination of the Conditions or the Warrant), shall be settled by binding arbitration in accordance with the applicable rules of the International Chamber of Commerce (“ICC Rules”) by three (3) arbitrators, one chosen by the holder of the Warrant, one chosen by the Company and the third chosen by mutual agreement of the first two, and otherwise in accordance with the ICC Rules. The arbitrators shall have significant experience and shall have expertise in Belgian corporate law. Each of the Company and the holder of the Warrant may refer such dispute to arbitration by submitting a written notice of such request to the holder of the Warrant respectively the Company. The place of arbitration shall be New York and the language (including all testimony, evidence and written documentation) shall be English. The arbitrators shall establish procedures to facilitate and complete such arbitration as soon and efficiently as practicable. Unless the arbitrators expressly determine otherwise, neither the Company nor the holder of the Warrant shall be required to give general discovery of documents, but may be required only to produce specific, identified documents that are relevant to the dispute. Each of the Company and the holder of the Warrant shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Company and the holder of the Warrant, and shall be governed by the terms and conditions hereof and the limitation on damages set forth in Article 13 of the Subscription Agreement. The parties hereto agree that such a judgment or award may be enforced in any court of competent jurisdiction. The statute of limitations of Belgian law applicable to the commencement of a lawsuit shall apply to the commencement of arbitration. The arbitrators shall determine the allocation of costs and expenses and attorneys’ fees in the arbitration to be borne by each of the Company and the holder of the Warrant. All proceedings and decisions of the arbitrators shall be deemed Confidential Information (as set out in the Subscription Agreement) of each of the Company and the holder of the Warrant, and shall be subject to Article 13 of the Option, License and Collaboration Agreement.

10.6.                     Notices

Any notice, notification, demand or other communication (“notice”) to be given under these Conditions shall be in writing, shall specifically refer to these Conditions, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Article 10.6, and shall be deemed to have been given for all purposes (i) when received, if hand-delivered, sent by a reputable international expedited delivery service or sent by facsimile (with transmission confirmed), or (ii) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. Any notice delivered by facsimile shall be confirmed by a hard copy delivered by a reputable international expedited delivery service as soon as practicable thereafter. The current details for notices are:

(a)                                 if to the Company: the address of the Company’s registered office, with the notice made for the attention of the General Counsel of the Company, or the address for notices to the Company pursuant to the Subscription Agreement.

(b)                                 if to the holder of the Warrant: to such holder’s address as set out in the warrant register book, or the address for notices to such party (as the case may be) pursuant to the Subscription Agreement.

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